EXHIBIT 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Varian Medical Systems, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Amended and Restated Certificate of Incorporation and our Bylaws, as amended. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Amended and Restated Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) for more information.
DESCRIPTION OF COMMON STOCK
Our authorized capital stock consists of 189,000,000 shares of common stock with a par value of $1.00 per share. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors (“Board”) out of funds legally available therefor. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the New York Stock Exchange under the symbol “VAR.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 505000, Louisville, Kentucky 40233, and its telephone number is (800) 756-8200.
Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute
Some provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Amended and Restated Certificate of Incorporation and Bylaws
Our Amended and Restated Certificate of Incorporation and Bylaws provide for the following:

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

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Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called by the Chairman of the Board or the Chief Executive Officer, or in the absence of each of them, by the Vice Chairman of the Board, or by the Secretary at the written request of a majority of the Board.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

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Exclusive Forum Selection. Our bylaws provide that the sole and exclusive forum for certain actions or proceedings involving us shall be the Court of Chancery of the State of Delaware. These certain actions or proceedings include derivative actions, actions claiming breach of fiduciary duty, actions involving Delaware Law or our organizational documents, and actions involving the internal affairs legal doctrine.